Exhibit 10.1

MELA Sciences, Inc.

50 South Buckhout Street

Irvington, New York 10533

June 21, 2013

Robert C. Coradini

6 Spring Lake Drive

Far Hills, New Jersey 07931

Re:	Employment Agreement

Dear Bob:

The Board of Directors (the “Board”) of MELA Sciences, Inc. (the “Company”) appreciates your willingness to accept the position of Interim Chief Executive Officer of the Company. This letter agreement (“Agreement”) sets forth the terms and conditions of your employment.

1. Position. Your title will be Interim Chief Executive Officer of the Company, and you will report to the Company’s Board. We understand that you will devote significant, but not full, business time and attention to the business of the Company. You will perform such duties and have the authority that is consistent with such executive office in comparable companies. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit or restrict you in any way from performing your duties for the Company. This Agreement is dated as of June 21, 2013 but the start date, commencement of your employment and effective date of this Agreement will be as of June 17, 2013, your first day of employment at the Company.

2. Compensation.

a. Base Salary. Your gross annualized base salary will be $200,000 per year, payable in accordance with the Company’s standard payroll practices as established or modified from time to time.

b. Stock Option Grants. As additional compensation hereunder, the Company has authorized the grant to you of stock options (the “Options”) to purchase 200,000 of shares of the Company’s Common Stock (“Common Stock”) at an exercise price equal to the fair market value of the Common Stock on the date of grant, in accordance with the terms of the Company’s 2005 Stock Incentive Plan. The shares subject to the Options will vest quarterly over a 12 month period from the date of this Agreement, in equal quarterly installments with the first quarter ending on September 21,

2013 for so long as you are either serving in the role of the Company’s Interim Chief Executive Officer, its Chief Executive Officer or as a director. Notwithstanding the foregoing, any and all unvested portion of the Options shall accelerate and vest in full at such time as you cease to serve as its executive officer and also cease to serve as a director in the event that, at the time you cease to serve in the last capacity you were serving, you were willing and able to serve and either the Board or the shareholders shall have elected to not have you so serve. The foregoing shall not apply in the event your employment or service as a director is terminated for cause.

3. Vacation Time. We acknowledge that you waive your right to participate in the Company-sponsored health benefits. You will, however, be entitled to participate in the Company’s other benefits offered to senior executives, which the Company reserves the right to modify or terminate at any time. You will also be entitled to one and one half (1 1/2) weeks vacation per quarter.

4. Employment Relationship. Employment with the Company is for no specific period of time however it is the current understanding that you will serve through September 2013 during which time the Company will be conducting an executive search for a permanent chief executive officer and this agreement can be extended thereafter as mutually agreed by you and the Company. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice, and with no liability or obligation to the other. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board. Notwithstanding the foregoing, the Company agrees to provide you with at least two weeks’ written notice of termination of employment. It is also understood that your position is “interim” and the Company will be seeking a permanent Chief Executive Officer.

5. Change in Control. If the Company is subject to a Change in Control (as defined below) while you are employed by the Company in any capacity, including without limitation in your capacity as Interim Chief Executive Officer, Chief Executive Officer or as a director, all unvested Options will immediately vest. A “Change in Control” shall mean: (i) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (an “Acquisition”); provided, that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted into capital stock, or any combination thereof, or any transaction effected exclusively to change the domicile of the Company, or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

6. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

7. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to confidential arbitration before a single, neutral arbitrator of any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to your employment with the Company.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by New York law or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in New York City.

You and the Company will share the costs of arbitration equally, provided, however, that the prevailing party in any action shall have its reasonable fees and expenses incurred in connection with such action paid by the other party.

The foregoing notwithstanding, this arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

8. Governing Law. This Agreement will be deemed to be made and entered into in the State of New York, and will in all respects be interpreted, enforced and governed under the laws of the State of New York.

9. Entire Agreement. This Agreement, together with the stock option agreement evidencing the Options constitute the entire agreement between you and the Company and forms the complete, final, and exclusive embodiment with regard to the subject matters covered. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. It cannot be modified or amended except in a writing signed by you and the Chairman of the Board.

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Please indicate your acceptance of this offer by signing both copies of this Agreement and returning one original to me. The other original of the Agreement is for your files.

Very truly yours,

MELA SCIENCES, INC.

By:	/s/ David K. Stone
David K. Stone
Chairman of the Board

I have read, and accept and agree to, this letter agreement:

/s/ Robert C. Coradini	June 21, 2013
Robert C. Coradini